Exhibit 10.4

FORM OF TRADEMARK AND DOMAIN NAME

ASSIGNMENT AND LICENSE AGREEMENT

THIS TRADEMARK AND DOMAIN NAME ASSIGNMENT AND LICENSE AGREEMENT, dated as of ___________, 2011 (“Effective Date”) (the “Agreement”), is made and entered into by and among NTELOS Holdings Corp., a Delaware corporation on behalf of itself and all of its controlled affiliates (“NTELOS”), on the one hand, and Lumos Networks Corp., a Delaware corporation (“Wireline”), and the other parties set forth on the signature pages to this Agreement (collectively with Wireline, the “Wireline Group”).

RECITALS

A. NTELOS and Wireline have entered into a Separation and Distribution Agreement dated __________, 2011 (the “Distribution Agreement”). Capitalized terms used and not otherwise defined in this agreement will have the meanings ascribed to such terms in the Distribution Agreement.

B. In connection with the Distribution Agreement, NTELOS assigns certain trademarks, service marks, design marks and logos as set forth on Attachment A (the “Assigned Marks”) to Wireline, pursuant to the terms and subject to the conditions of this Agreement.

C. In connection with the Distribution Agreement, NTELOS and Wireline agree to a transitional phase-out period as set forth in Article 8 hereof during which Wireline desires to utilize, and NTELOS is willing to license, certain trademarks, service marks, design marks and logos as set forth on Attachment B as the parties may mutually agree to amend from time to time (the “NTELOS Marks”) in connection with the telecommunications, equipment distribution and related products and services to be provided by Wireline, pursuant to the terms and subject to the conditions of this Agreement.

D. In connection with the Distribution Agreement, NTELOS assigns certain domain names as set forth on Attachment F (the “Assigned Domain Names”) to Wireline, pursuant to the terms and conditions of this Agreement.

E. In connection with the Distribution Agreement, NTELOS licenses the certain domain name set forth on Attachment G (the “Retained Domain Name”) to Wireline, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the of the premises and the mutual promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1.

Wireline Marks. NTELOS assigns all of its right, title and interest in the Assigned Marks, including relevant trademark applications and registrations, and the goodwill of the business associated with the Assigned Marks, to Wireline. NTELOS acknowledges that, following such assignment, the Wireline Group shall be the owner of all right, title and interest in and to the Assigned Marks. Wireline will record the Memorandum of Assignment attached as Attachment C as it deems necessary and at its sole expense. NTELOS will take additional steps and sign additional documents as reasonably requested by Wireline to perfect this assignment.

1.1	NTELOS acknowledges that the Assigned Marks include, without limitation, all rights to use, modify and exploit the Assigned Marks; the right to exclude others from using any and all of the Assigned Marks; the right to license, assign, convey, and pledge any of the Assigned Marks to others; the right to sue others and to collect damages for past, present and future infringements of any of the Assigned Marks; the right to create derivatives of the Assigned Marks and to retain full ownership of such derivatives; and the right to file and prosecute applications to protect rights in the Assigned Marks.

1.2	NTELOS acknowledges that the Wireline Group is the owner of all right, title and interest in and to the other marks owned by the Wireline Group set forth on Attachment D as the parties may mutually agree to amend from time to time (the marks set forth in Attachment A and Attachment D shall be referred to collectively herein as the “Wireline Marks”), and NTELOS further acknowledges that, subject to Section 1.4, it has no ownership interest in the Wireline Marks and will not acquire any ownership interest in the Wireline Marks by reason of this Agreement. NTELOS will take additional steps and sign additional documents as reasonably requested by Wireline to secure trademark registration or other intellectual-property protection for the Wireline Marks.

1.3	NTELOS will not at any time do or knowingly permit to be done any act or thing that would or would reasonably be likely to impair the rights of the Wireline Group in and to the Wireline Marks or adversely affect the validity of the Wireline Marks or disparage or defame Wireline.

1.4	For the avoidance of doubt, NTELOS may use portions of the Wireline Marks that it determines reasonably to be descriptive or generic.

2.	License of NTELOS Marks. Subject to the terms and conditions of this agreement, NTELOS grants, and the Wireline Group accepts, a non-exclusive, revocable (under Section 8.1), royalty-free license to use the NTELOS Marks in the conduct of its business in a manner substantially consistent with the current use of such marks during the Term (as defined in Paragraph 8). The Wireline Group shall acquire no right or interest in any other NTELOS trademark, service mark, corporate name, trade name, trading style, logo or any other indicia of ownership or source. NTELOS further grants, and the Wireline Group accepts, a revocable, non-exclusive, royalty-free license to use the NTELOS Marks in combination with the Wireline Marks consistent with the uses identified in Attachment E and other mutually agreed uses, with descriptive phrases similar to “Your telecommunications company is becoming Wireline” and “Your telecommunications company is now Wireline,” subject to the prior approval of NTELOS, which shall not be unreasonably withheld or delayed. The Wireline Group shall not use the NTELOS Marks in any domain names, except as permitted in Section 6.3 hereof.

3.	Ownership of NTELOS Marks. The Wireline Group acknowledges that NTELOS is the owner of all right, title and interest in and to the NTELOS Marks, and the Wireline Group further acknowledges that it has not acquired any ownership interest in the NTELOS Marks and will not acquire any ownership interest in the NTELOS Marks by reason of this Agreement. All goodwill that accrues from the use of the NTELOS Marks by the Wireline Group will inure to the benefit of NTELOS.

3.1	The Wireline Group will not at any time do or knowingly permit to be done any act or thing that would or would reasonably be likely to impair the rights of NTELOS in and to the NTELOS Marks, adversely affect the validity of the NTELOS Marks or disparage or defame NTELOS.

4.	Protection of Trademark Rights. If the Wireline Group becomes aware of any activities amounting to possible infringement or unlawful interference with the NTELOS Marks or any part of the NTELOS Marks, the Wireline Group shall notify NTELOS immediately of the possible infringement or unlawful interference and, at NTELOS’s request, provide NTELOS with the Wireline Group’s reasonable assistance and cooperation. NTELOS will, in its sole discretion, determine the course of action to be taken. NTELOS shall reimburse the Wireline Group for all reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees, incurred as a result of such assistance and cooperation.

5.	Quality Control. Any use of the NTELOS Marks by the Wireline Group shall be in accordance with the high quality standards of NTELOS as exemplified by NTELOS’s past use of the NTELOS Marks. The Wireline Group shall provide representative samples of its use of the NTELOS Marks to NTELOS for NTELOS’s prior review and approval upon NTELOS’s request, but NTELOS will not request samples more frequently than once every two (2) months (except as reasonably necessary to confirm Wireline’s cure of a noticed material breach under Section 8.1). NTELOS’s approval of the use of the NTELOS Marks by the Wireline Group shall not be unreasonably withheld or delayed.

6.	Domain Names. NTELOS assigns to Wireline all of NTELOS’s right, title and interest in and to the Assigned Domain Names and the registrations thereof, any and all trademarks, copyrights and other intellectual property rights relating thereto, and that part of the goodwill of the business connected with or derived from the use of and symbolized by the Domain Names, and Wireline hereby accepts and receives all of NTELOS’s right, title and interest in and to the Assigned Domain Names. NTELOS acknowledges that the Assigned Domain Names include, without limitation, all rights to use, modify and exploit the Assigned Domain Names; the right to exclude others from using any and all of the Assigned Domain Names; the right to license, assign, convey, and pledge any of the Assigned Domain Names to others; the right to sue others and to collect damages for past, present and future infringements of any of the Assigned Domain Names; the right to create derivatives of the Assigned Domain Name and to retain full ownership of such derivatives; and the right to file and prosecute applications to protect rights in the Assigned Domain Names.

6.1	As used in this Agreement, “Domain Names” shall mean and include the top-level Internet domain names listed on Exhibit G and all lower-level Internet domain names for which those domain names are a root or a parent, whether in the form of an address for use in electronic mail transfer, a Universal Resource Locator (or “URL”), a file transfer protocol (or “FTP”) location, or other form suitable for specifying the location of an electronic data file over a distributed computer network.

6.2	NTELOS agrees to cooperate with Wireline’s reasonable requests and to follow Wireline’s reasonable instructions in order to effect the transfer of the registrations for the Assigned Domain Names, including, without limitation, to cooperate with Wireline to transmit the necessary registrant change agreement and/or to correspond with the registrars for the Assigned Domain Names to authorize the transfer of the Assigned Domain Names to Wireline.

6.3	Notwithstanding Section 2 of this Agreement, NTELOS grants, and the Wireline Group accepts, a limited, non-exclusive, revocable (under Section 8.1), royalty-free license for the Wireline Group and its customers to use the Retained Domain Name for the limited period of time between the Effective Date and the date on which Wireline’s customers cease using the Retained Domain Name, at which point such license shall terminate and full ownership of the Retained Domain Name shall revert to NTELOS. If at any time NTELOS ceases use of the trademark “NTELOS,” ownership of the Retained Domain Name shall transfer to the Wireline Group. For the avoidance of doubt, Wireline shall not have any right to use the “@pcs.ntelos.net” domain.

7.	Indemnity. All claims for indemnification with respect to the subject matter of this Agreement shall be governed by Article 6 of the Distribution Agreement, as if that Article were incorporated directly into this agreement.

8.	Term. The term of this Agreement shall be the six (6) month period following the Effective Date, unless earlier terminated as provided under this Section 8 or extended by mutual agreement of the parties (the “Term”).

8.1	Subject to Section 13, either party may terminate this Agreement upon sixty (60) days written notice if the other party materially breaches this Agreement and does not cure the breach to the non-breaching party’s reasonable satisfaction within such sixty (60) day period.

8.2

Upon the termination or expiration of this Agreement, the rights and license granted hereunder will revert to NTELOS, and the Wireline Group thereafter will not in any way use the NTELOS Marks, except as contemplated by this Section 8.2. Any remaining inventory of Wireline Group that display the NTELOS Marks shall either be returned to NTELOS or destroyed, or disposed of in another manner as directed by NTELOS, at NTELOS’s sole discretion. If destroyed, Wireline shall provide NTELOS with written confirmation that all such items have been destroyed and the manner of destruction. For purposes of this Agreement, any use of opaque overlays or stickers on products will be deemed to be a destruction of the products, provided that the overlays and stickers are of good quality, cannot be removed easily and fully mask the NTELOS Marks, to the satisfaction of NTELOS. The Wireline Group shall use commercially reasonable efforts to eliminate use of the NTELOS Marks prior to the termination or expiration of this Agreement. But the parties acknowledge that certain references or uses of the NTELOS Marks may be impracticable or impossible to identify and replace by the termination or expiration of the Agreement. Examples of such uses include the incidental appearance of the NTELOS Marks on utility poles, manhole covers or right of way markers. Any such incidental or de minimus use shall not be considered a breach of this Agreement.

8.3	Any obligations that arise under this Agreement prior to termination that by their terms indicate that they shall not end upon termination of the Agreement shall remain in effect following termination hereof. Termination of this Agreement will not be a waiver of any other remedies available to NTELOS or the Wireline Group.

9.	Reservation of Rights. NTELOS reserves all of its rights pertaining to the subject matter hereof not specifically granted in this Agreement to the Wireline Group.

10.	No Agency. This Agreement does not make the Wireline Group the agent or legal representative of NTELOS, nor does it make NTELOS the agent or legal representative of any member of the Wireline Group. Neither the Wireline Group nor NTELOS will have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other, or to bind the other in any manner.

11.	No Assignment. No member of the Wireline Group will transfer or assign, by contract, by operation of law, by merger, by corporate change or by acquisition or otherwise, any of the license rights granted in this Agreement by NTELOS to any trustee in bankruptcy, court receiver, firm, corporation or any other Person without the prior written consent of NTELOS. Any attempted assignment or delegation of this Agreement in contravention of this provision will be void.

12.	Notices and Statements. All notices to the parties provided for in this Agreement will be sent in accordance with the provisions of Section 8.04 of the Distribution Agreement, as if that Section were incorporated directly into this Agreement.

13.	Governing Law. The validity, interpretation and enforcement of this Agreement will be governed by the laws of the State of Delaware, notwithstanding the choice of law provisions thereof.

14.

Dispute Resolution. A party that wishes to initiate the dispute resolution process set forth herein must send written notice to the other party with a summary of the controversy and a request to initiate such dispute resolution procedures. On receipt of the notice, the parties shall first seek a resolution of their dispute through discussions among the directors of the relevant operating divisions for a minimum of ten (10) days. If no resolution of the dispute is reached by such individuals during that period, the parties shall continue to seek a resolution of the dispute through discussions among the vice presidents of the relevant operating divisions of each Company for a minimum of fifteen (15) days. If no agreement is reached by the vice presidents during that period, the parties will continue to seek a resolution of the dispute through discussions among individuals of each company at either the Chief Financial Officer level or the Chief Operating Officer level depending on the nature of the dispute, or higher, including the parties’ joint Spin-Off Transition Committee, for a minimum of fifteen (15) days. The individuals specified above may utilize other alternative dispute resolution procedures to assist in the negotiations to the extent mutually agreed to between such persons. If the dispute has not been resolved by the parties following the exhaustion of the procedures set forth in this Section 14, the parties will apply the dispute resolution procedures set forth in Article 7 (other than Section 7.01) of the Distribution Agreement.

15.	Partial Invalidity. Any non-material provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction. The parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects the intent of the parties.

16.	Modification of Agreement and Waiver. This Agreement may not be amended except by a writing executed by the parties hereto. Failure of a party to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance or any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to, in any way, affect the validity of this Agreement or such party’s right thereafter to enforce each and every provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

17.	Remedies. If NTELOS notifies the Wireline Group that the Wireline Group is using a NTELOS Mark beyond the transitional phase-out period set forth in Attachment B, and such breach was inadvertent, then the Wireline Group must cure such breach within thirty (30) days after NTELOS’s notice (or such longer period of time that is reasonably necessary if the breach cannot be cured within thirty (30) days) and advise NTELOS of its corrective action. If NTELOS notifies the Wireline Group that the Wireline Group has breached this Agreement, and such breach was intentional and unrelated to NTELOS’s divestiture of the Wireline Group, then the Wireline Group must cure such breach within five (5) business days after NTELOS’s notice and advise NTELOS of its corrective action. If the Wireline Group fails to cure a breach as required by this Section, then NTELOS may pursue other remedies it has at law or in equity.

17.1	In the event NTELOS uses any remedy afforded by this Agreement, NTELOS shall not be deemed to have waived any other rights or remedies available to it under this Agreement or otherwise.

18.	Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors and assigns, and any successor or assign of any substantial portion of the parties’ respective businesses and/or assets.

19.	Entire Agreement. This Agreement, together with the Distribution Agreement and Ancillary Agreements represents the entire agreement of the parties relating to the matters described in this Agreement, and no prior representations or agreements, whether written or oral, shall be binding on any party unless incorporated into this Agreement or agreed to by the party in a writing signed by the party on or after the date of this Agreement.

[Signature Page Follows]

NTELOS HOLDINGS CORP.
(Corporate Seal)

By:
Name:
Title:
Date:

LUMOS NETWORKS CORP.
(Corporate Seal)

By:
Name:
Title:
Date:

[WIRELINE MEMBER(S)]
(Corporate Seal)

By:
Name:
Title:
Date:

ATTACHMENT A

ASSIGNED MARKS

MARK	U.S. REGISTRATION NO.

ATTACHMENT B

NTELOS MARKS

NTELOS

ATTACHMENT C

MEMORANDUM OF ASSIGNMENT

This Trademark Assignment from NTELOS Holdings Corp., a Delaware corporation (“Assignor”), to Lumos Networks Corp., a Delaware corporation (“Wireline”) is effective _____________, 2011.

RECITALS

•	Assignor owns the trademarks and U.S. Registration Nos. set forth below (together, the “Marks”); and

•	Wireline wishes to acquire Assignor’s right, title and interest in and to such Marks.

ASSIGNMENT

THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor irrevocably assigns to Wireline all rights, title and interest in and to the Marks, the goodwill of the business associated with the Marks, and the corresponding U.S. trademark registrations:

MARK	U.S. REGISTRATION NO.

ASSIGNOR: NTELOS HOLDINGS CORP.

By:
Its:
Date:

ATTACHMENT D

MARKS OWNED BY THE WIRELINE GROUP

MARK	SERIAL/REG. NO.

Other Wireline Marks:

ATTACHMENT E

PERMITTED COMBINED USE OF NTELOS MARKS AND WIRELINE MARKS

ATTACHMENT F

ASSIGNED DOMAIN NAMES

ATTACHMENT G

RETAINED DOMAIN NAME